Exhibit 4.1
AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN
OF 3D SYSTEMS CORPORATION
Section 1. Purpose; Effective Date; Definitions
     The purpose of the 3D Systems Corporation Amended and Restated 2004 Incentive Stock Plan (the “Plan”) is to assist the Company and its Subsidiaries and Affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company’s growth to share directly in that growth and to further the identity of their interests with the interests of the Company’s stockholders. Subject to stockholder approval on or before such date, this Plan is effective as of May 19, 2009.
     For purposes of the Plan, the following terms shall be defined as set forth below:
     (a) “Affiliate” means any current or future entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Cause” means, but is not limited to, any of the following actions: embezzlement; fraud; nonpayment of any obligation owed to the Company, a Subsidiary or an Affiliate; breach of fiduciary duty; deliberate disregard of the Company’s rules resulting in loss, damage or injury to the Company; unauthorized disclosure of any trade secret or confidential information; conduct constituting unfair competition; and the inducement of any customer of the Company to breach a contract with the Company. The determination of whether Cause exists shall be made in the Company’s sole discretion.
     (d) “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time, and any successor thereto.
     (e) “Committee” means the Committee referred to in Section 2 of the Plan.
     (f) “Common Stock” means the common stock, $0.001 par value per share, of the Company.
     (g) “Company” means 3D Systems Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.
     (h) “Disability” means disability as determined under procedures established by the Committee for purposes of this Plan.

     (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
     (j) “Fair Market Value” means, as of any given date, unless otherwise determined by the Committee in good faith, the mean between the highest and lowest quoted selling price of the Common Stock on the Nasdaq Stock Market (or such other principal stock exchange on which the Company’s shares are listed on such date, as applicable) or, if no such sale of Common Stock occurs on the Nasdaq Stock Market (or such other principal stock exchange, as applicable) on such date, the fair market value of the Common Stock as determined by the Committee in good faith.
     (k) “Incentive Stock Option” means any Stock Option and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
     (l) “Issue Price” shall have the meaning set forth in Section 6(b).
     (m) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
     (n) “Participant” means an employee or consultant who receives an award under this Plan.
     (o) “Performance Award” means an award under Section 8 that is based on the level of attainment of performance goals related to objective business criteria.
     (p) “Person” means “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company, any Subsidiary or any Affiliate, and any employee benefit plan sponsored or maintained by the Company or any Subsidiary or Affiliate (including any trustee of such plan acting in the capacity of trustee).
     (q) “Plan” means this 3D Systems Corporation Amended and Restated 2004 Incentive Stock Plan, and any successor thereto, as amended from time to time.
     (r) “Plan Year” shall mean the calendar year.
     (s) “Restricted Stock” means an award of shares of Common Stock that is subject to restrictions under Section 6.
     (t) “Retirement” means retirement from active employment by or service with the Company, a Subsidiary or an Affiliate on or after age 65.

     (u) “Stock Option” or “Option” means any option to purchase shares of Common Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5.
     (v) “Subsidiary” means those corporations fifty percent (50%) or more of whose outstanding voting stock is owned or controlled, directly or indirectly, by the Company and those partnerships and joint ventures in which the Company owns directly or indirectly a fifty percent (50%) or more interest in the capital account or earnings.
Section 2. Administration
     The Plan shall be administered by the Compensation Committee, which consists of two or more members of the Board, each of whom shall be both a “Non-Employee Director,” as that term is defined in Rule 16b-3(b)(3)(i) of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code.
     The Committee shall have full authority to grant, pursuant to the terms of the Plan, to employees and consultants eligible under Section 4: (i) Stock Options, (ii) Restricted Stock; and/or (iii) Performance Awards.
     In particular the Committee shall have the authority, without limitation:
(i)	To select the employees and consultants to whom Stock Options, Restricted Stock, and/or Performance Awards may be granted hereunder, separately or in tandem, from time to time;

(ii)	Subject to the provisions of Sections 3 and 8, to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

(iii)
To determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions are not required to be the same in respect of each Participant;

(iv)
To designate the Corporate Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and to grant authority to such persons to execute agreements or other documents on its behalf.

     The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

     All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Plan Participants.
Section 3. Common Stock Subject to Plan
(a) Number of Shares Available for Award. Effective May 19, 2009, the total number of shares of Common Stock reserved and available for distribution under the Plan shall be two million (2,000,000) shares.
     If shares of Common Stock cease to be subject to a Stock Option, or if shares of Common Stock that are subject to any Restricted Stock award or Performance Award granted hereunder are repurchased by the Company or forfeited (as applicable), or any such award otherwise terminates without a payment being made to the Participant in the form of Common Stock, such shares shall not be counted against the share limits set forth in this Section 3 and shall again be available for distribution in connection with future awards under the Plan.
     In the event of any change in the outstanding shares of Common Stock or other securities then subject to the Plan by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, or if the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property or a different kind of security, or if cash, property or securities are distributed in respect of such outstanding securities (other than a regular cash dividend), then, unless the terms of such transaction shall provide otherwise, such equitable adjustments shall be made in the Plan and the awards thereunder (including, without limitation, appropriate and proportionate adjustments in (i) the number and type of shares or other securities that may be acquired pursuant to awards theretofore granted under the Plan; (ii) the maximum number and type of shares or other securities that may be issued pursuant to awards thereafter granted under the Plan; (iii) the number of shares of Restricted Stock that are outstanding; and (iv) the maximum number of shares or other securities with respect to which awards may thereafter be granted to any Participant in any Plan Year) as the Committee determines are necessary or appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock available for distribution under the Plan as set forth in this Section 3. Such adjustments shall be conclusive and binding for all purposes of the Plan.
(b) Limitation on Shares Subject to Stock Options. Subject to adjustment from time to time pursuant to Section 3(a) above, not more than one-hundred thousand (100,000) shares of Common Stock, in the aggregate, may be made subject to Stock Options under the Plan in respect of any one Participant during any Plan Year.

Section 4. Eligibility
     Any person who is an employee of or consultant to the Company, a Subsidiary or an Affiliate shall be eligible to be considered for the grant of Stock Options, Restricted Stock, and/or Performance Awards under the Plan.
Section 5. Stock Options
     Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option shall be in such form as the Committee may from time to time approve; shall be subject to the following terms and conditions; and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
     (a) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant, provided, however, that the exercise price per share of Common Stock purchasable under an Incentive Stock Option that is granted to an individual who, at the time of the grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date of the grant.
     (b) Option Term and Exercisability. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date such Option is granted; provided, however, that no Incentive Stock Option that is granted to an individual who, at the time of the grant, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, shall be exercisable more than five (5) years after the date such Incentive Stock Option is granted. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in an agreement evidencing the award.
     (c) Method of Exercise. Stock Options may be exercised in whole or in part subject to the terms of the agreement evidencing such Stock Options by giving written notice of exercise to the Company, or its designated representative, specifying the number of shares to be purchased.
     Such notice shall be accompanied by payment in full of the exercise price, either by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, payment in full or in part also may be made through a “cashless exercise” (which will be conducted in a manner acceptable to the Company through a third party broker, and otherwise in compliance with Section 402 of the Sarbanes-Oxley Act) in which the exercise price (and any interest thereon) is subtracted from the number of shares of Common Stock received by the Participant upon exercise of the Stock Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised), provided, however, that in the case of an Incentive Stock Option, the number of shares used or deemed to be used to satisfy the exercise price will not be treated as having been purchased through the exercise of an Incentive Stock Option.
     No shares of Common Stock shall be issued until full payment has been made. No Participant shall have interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to shares of Common Stock granted pursuant to the Plan unless, and until, shares of Common Stock actually are issued to such person and then only from the date such person becomes the record owner thereof and, if requested, has given the representation described in Section 14.
     (d) Termination by reason of Death or Disability. If a Participant’s employment by or service with the Company, a Subsidiary or an Affiliate terminates by reason of death or Disability, any Stock Option held by such optionee thereafter may be exercised until the expiration of twelve (12) months after the date of such termination, provided such Stock Option was exercisable on such date of termination.
     (e) Termination by the Company without Cause, Retirement, Resignation. If a Participant’s employment by or service with the Company, a Subsidiary or an Affiliate is terminated (other than as provided in subsection (d) above) by the Company without Cause, by reason of Retirement, or on account of voluntary resignation provided that it is determined by the Committee that Cause did not exist as of the time of resignation, any Stock Option held by such Participant thereafter may be exercised until the expiration of ninety (90) days after the date of such termination, provided such Stock Option was exercisable on such date of termination.
     (f) Other Termination. Unless otherwise determined by the Committee, if a Participant’s employment by or service with the Company, a Subsidiary or an Affiliate is terminated for any reason other than as specified in subsections (d) and (e) above, including termination with Cause, any unexercised Stock Option granted to such Participant shall be cancelled on the date of such termination, whether or not exercisable on such date.
     (g) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under Section 422 of the Code. If an Incentive Stock Option is exercised other than in accordance with the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option thereafter will be treated as a Nonqualified Stock Option.
Section 6. Restricted Stock
(a) Exercise of Right to Purchase Shares. A Participant who has been granted an award of Restricted Stock may exercise his or her right to purchase shares of Common Stock during the sixty (60) day period beginning immediately after the grant of the award, provided that such individual still is an employee of or consultant to the Company, a Subsidiary or an Affiliate on the date of such exercise. The Participant shall exercise his or her right to purchase by giving written notice to the Company. The Issue Price of the Common Stock to be issued shall be tendered in cash at the time such notice is given.
(b) Issue Price. Prior to the issuance of Common Stock, the Participant shall pay to the Company any amount of money per share (the “Issue Price”) to be determined by the Committee that shall take into consideration the value of the services performed and to be performed by the Participant, and which amount shall not be less than par value, nor more than ten percent (10%) of the Fair Market Value per share on the date of the award. If the Issue Price (as determined by the Committee on the date of the award) exceeds ten percent (10%) of the Fair Market Value per share, the Issue Price shall be reduced to an amount that shall represent ten percent (10%) of the Fair Market Value per share.
(c) Company Option to Repurchase.
(i)
Unless a different period is specified by the Committee at the time an award of Restricted Stock is granted, for a period beginning on the date of the grant and ending on the third anniversary of such date or the date specified in paragraph (ii) below, whichever is later, the Common Stock underlying such award shall be subject to an option in favor of the Company to repurchase at a price per share equal to the Issue Price. The option of the Company only shall become exercisable upon the termination of employment or service of the Participant with the Company, a Subsidiary or an Affiliate, other than by reason of death or Disability.

(ii)
Notwithstanding anything herein to the contrary, in the case of a Participant who terminates employment or service within 120 days or less before the third anniversary of the grant date, the option of the Company to repurchase the Restricted Stock shall not expire until 120 days after the date of such termination.

(ii)
The decision to exercise any such option as to all or part of the Common Stock subject thereto shall be made by the Committee and communicated to the Chief Executive Officer or other appropriate officer of the Company authorized to take any action necessary to effectuate such decision.

(iv)	Neither the Common Stock underlying an award of Restricted Stock nor any interest therein shall be sold, transferred or encumbered until such option expires.
(d) Exercise of Option to Repurchase. The Company shall exercise its option to repurchase the Common Stock underlying a grant of Restricted Stock, in whole or part, by sending written notice to the Participant at the address specified by the Participant for such purpose no later than 120 days after the Participant’s termination of employment or service. The notice shall set forth all necessary information to instruct the Participant in respect of endorsing and returning to the Company the certificates representing such Common Stock, including the date on which such certificates should be returned. Written notice also may be delivered in person to the Participant, at any location, provided that such delivery occurs no later than 120 days after the Participant’s termination of employment or service. The Participant or any successor in interest with respect to such Common Stock shall have no further rights as a stockholder of the Company from and after the date specified in the notice. If certificates duly are delivered in accordance with the written notice, the Company promptly shall send the Participant a check in repayment of the Issue Price. The Company shall affix to such certificates any required stock transfer stamps. If certificates are not so delivered, the Company shall deposit the required amount of payment in an escrow account in the name of the Participant to be held pending delivery of the certificates, and the Company immediately shall advise its transfer agent of such action.
(e) Legend on Certificate. All shares of Common Stock underlying a grant of Restricted Stock that are subject to a repurchase option in favor of the Company shall be issued with a legend substantially in the following form:

This certificate and the shares represented hereby are held subject to the terms of the Amended and Restated 2004 Incentive Stock Plan (the “Plan”) of 3D Systems Corporation (the “Company”), which Plan provides that the shares issued pursuant thereto are subject to an option in favor of the Company to reacquire such shares at a price that may be significantly lower than their fair market value and that neither such shares nor any interest therein may be sold, transferred or encumbered until the expiration of such option. If such option is exercised, the holder of the shares represented by this certificate will have no further rights with respect to such shares and this certificate will be deemed void. A copy of such Plan is available for inspection at the executive offices of the Company.

     Upon the expiration of the Company’s option to reacquire the shares of Common Stock, the Participant may surrender to the Company the certificate(s) representing such Common Stock in exchange for a new certificate(s), free of the above legend, or for a statement from the Company representing such shares in book entry form free of such legend.
(f) Rights as Stockholder. The prospective recipient of a Restricted Stock award shall not have any right with respect to such award, unless and until the recipient has executed an agreement evidencing the award, delivered a fully executed copy thereof to the Company, and otherwise complied with the terms and conditions of such award and of this Section 6, and then only from the date such person becomes the record owner of the shares of Restricted Stock. Once the conditions in the foregoing sentence have been satisfied, and except as provided in Section 6(c), the Participant shall have with respect to an award of Restricted Stock all the rights of a stockholder of the Company, including the right to vote and to receive cash dividends (if any). The Committee, in its sole discretion, as determined at the time of the award, may permit or require such cash dividends (if any) to be reinvested in additional Restricted Stock, provided that sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding awards under the Plan). Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.
Section 7. Performance Awards
(a) Performance Goals. Notwithstanding anything else contained in the Plan to the contrary, unless the Committee otherwise determines at the time of grant, any Restricted Stock granted to an officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act, as amended, and whose compensation is subject to the limitation on deductibility of compensation under Section 162(m) of the Code, shall be a Performance Award and shall vest or otherwise become exercisable only upon the determination by the Committee that performance goals established by the Committee have been attained, in whole or in part. Such performance goals, the business criteria upon which they are based, and the weights or other formulas to be applied to any such business criteria shall be set forth in writing by the Committee not later than ninety (90) days after the start of each Plan Year; provided, however, that if the performance goals are to be measured over a period shorter than the Plan Year, the above items are to be set forth in writing by the Committee before twenty-five percent (25%) of the measurement period has elapsed. The relevant business criteria include, either individually or in combination, applied to the Participant or to the Company, a Subsidiary or an Affiliate as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable companies: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, and (xiii) return on operating revenue.
(b) Maximum Performance Award. The maximum, aggregate amount that can be awarded to any one Participant pursuant to Performance Awards in one (1) Plan Year is one million dollars ($1,000,000).
(c) Interpretation. The Committee shall not have the discretion to accelerate the vesting or other lapse of restrictions relating to any Performance Award, or to decrease the Issue Price or other exercise price of any Performance Award, once granted. Notwithstanding anything else in the Plan to the contrary, the Committee shall not be entitled to exercise any discretion if it would cause a Performance Award to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.
Section 8. Change in Control
     Notwithstanding any other provision of the Plan, in the event that (i) the Company is merged into or consolidated with another corporation or other entity and as a result of such merger or consolidation less than seventy percent (70%) of the combined voting power of the outstanding voting securities of the surviving or resulting corporation or other entity shall, after giving effect to such merger or consolidation, be “beneficially owned” (within the meaning of Sections 13(d) and 14(d) of Exchange Act) in the aggregate, directly or indirectly, by the former stockholders of the Company (excluding from such computation any such securities beneficially owned, directly or indirectly, by “affiliates” of the Company (as defined in Rule 12b-2 under the Exchange Act) and such securities so beneficially owned, directly or indirectly, by a party to such merger or consolidation), (ii) the Company shall sell all or substantially all of its assets, (iii) any “person” is or becomes the “beneficial owner” (as the terms “person” and “beneficial owner” are used in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, (iv) as a result of any solicitation subject to Rule 14a-11 under the Exchange Act (or any successor rule thereto) one or more persons not recommended by or opposed for election to the Board by one-third or more of the directors of the Company then in office is or are elected a director of the Company, or (v) the Company shall become subject for any reason to a voluntary or involuntary dissolution or liquidation, then, in any such event, as of the close of business at the principal executive office of the Company on the business day immediately preceding the date on which such event occurs, for purposes of the Plan and to the extent that the provisions of the Plan remain applicable to shares granted under the Plan, (x) Stock Options granted under the Plan, to the extent not already vested, shall immediately vest and become exercisable; (y) the restriction provided for in Section 6(c) of the Plan in respect of Restricted Stock shall without further act expire and cease to apply, and the requirement of a legend on stock certificates provided for in Section 6 of the Plan shall without further act expire and cease to apply, and each Participant holding Restricted Stock shall thereupon have the right to receive an unlegended certificate as set forth in the last sentence of Section 6(e) of the Plan; and (z) the performance goals to which the vesting of Performance Awards are subject shall be deemed to be met at target, such that Performance Awards immediately become fully vested.
Section 9. Transferability; Successors
     Stock Options, Restricted Stock or Performance Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.
     The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Corporation pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.
Section 10. Amendments and Termination
     The Board may amend, alter or discontinue the Plan at any time, provided that (i) no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant in respect of any outstanding award hereunder without such Participant’s prior consent; and (ii) the number of shares available for issuance under the Plan (subject to adjustment pursuant to Section 3), either in the aggregate, or, pursuant to Stock Options granted to any one person, shall not be increased; the minimum Stock Option exercise prices set forth in Section 5(a) shall not be decreased; the minimum Issue Price set forth in Section 6(b) shall not be decreased; and any provision of Section 8 relating to Performance Awards shall not be changed, without further approval of the stockholders of the Company.
     Subject to the above provisions, the Board shall have broad authority to amend the Plan to take in to account changes in applicable securities and tax laws and accounting rules, as well as other developments.
Section 11. Company’s Right to Terminate Retention; Exclusivity
     Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Participants, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements either may be generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor a grant to a Participant of any Stock Option, Restricted Stock award or Performance Aware shall confer upon any Participant any right to continued employment or service with the Company.
Section 12. Tax Withholding
     The Company shall make appropriate provisions for the payment of any Federal, state or local taxes or any other charges that may be required by law to be withheld by reason of a grant or the issuance of shares of Common Stock pursuant to the Plan.
Section 13. Choice of Law
     The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 14. Governmental and Other Regulations and Restrictions
     (a) In General. The issuance by the Company of any shares of Common Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.
     (b) Registration of Shares. The Company shall use its reasonable commercial efforts to cause the shares of Common Stock issuable in connection with this Plan to be registered under the Securities Act of 1933, as amended (the “Securities Act”), but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the Participant to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Participant has had access or will, by reason of such person’s employment or service with the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of the Company’s Common Stock pursuant to the Plan, (ii) such Participant has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such Participant to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such Participant will comply with the Securities Act and the Exchange Act with respect to such shares, and (v) such Participant will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Exchange Act occasioned by any act or omission on his or her part with respect to such shares.
     (c) Resale of Shares. Without limiting the generality of Section 9, shares of Common Stock acquired pursuant to the Plan shall not be sold, transferred or otherwise disposed of unless and until either (i) such shares shall have been registered by the Company under the Securities Act, (ii) the Company shall have received either a “no action” letter from the Securities and Exchange Commission or an opinion of counsel acceptable to the Company to the effect that such sale, transfer or other disposition of the shares may be effected without such registration, or (iii) such sale, transfer or disposition of the shares is made pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as the same may from time to time be in effect, and the Company shall have received an opinion of counsel acceptable to the Company to such effect.
     (d) Legend on Certificates. The Company may require that any certificate evidencing shares issued pursuant to the Plan bear a restrictive legend and be subject to stop-transfer orders or other actions, intended to effect compliance with the Securities Act or any other applicable regulatory measure.
Section 15. Election With Respect to Restricted Property
     A Participant who receives an award of Restricted Stock shall be entitled to make, at his or her discretion, within thirty (30) days of receipt of such restricted property and in accordance with applicable laws and regulations, the election provided for under Section 83(b) of the Code to be taxed on the fair market value of such restricted property at the time it is received. Participants should consult their individual tax advisors as to the tax consequences to them of the election under Section 83(b).

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